Exhibit 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        For the Three Months
                                                                                          Ended March 31,
                                                                                   -------------------------------
Millions of dollars                                                                     2004                 2003
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
Earnings from continuing operations                                                    $ 269                $ 217
Provision for income taxes                                                               181                  168
Minority Interests                                                                         5                    2
Distributions less than earnings from equity investments                                 (10)                 (11)
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         Earnings subtotal (a)                                                           445                  376
Fixed charges included in earnings:
   Interest expense                                                                       41                   38
   Distribution on convertible preferred securities                                        -                    8
   Interest portion of rentals (b)                                                         6                    6
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         Fixed charges subtotal                                                           47                   52
Earnings from continuing operations
   available before fixed charges                                                      $ 492                $ 428
==================================================================================================================
Fixed charges:
   Fixed charges included in earnings                                                   $ 47                 $ 52
   Capitalized interest                                                                   16                   16
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         Total fixed charges                                                            $ 63                 $ 68
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Ratio of earnings from operations
   to fixed charges                                                                      7.8                  6.3
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
(a)  Includes pre-tax Impairment of:                                                       5                    -

The ratio of earnings, excluding impairment, to fixed charges would be:                  7.9                  6.3

(b) Calculated as one-third of operating rental expense.